  Exhibit 99.1

RumbleOn Reports First Quarter 2019 Results

DALLAS, Texas - May 13, 2019 – RumbleOn (NASDAQ: RMBL), the e-commerce company using innovative technology to simplify how dealers and consumers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace, today announced financial results for the three months ended March 31, 2019. Complete operating results can be found by accessing the Company’s shareholder letter posted on its investor relations website at https://investors.rumbleon.com/.

“We are pleased to report record results for the first quarter, exceeding our prior outlook ranges. We sold 12,103 vehicles and delivered total revenue of $223.2 million in the first quarter alone. Achieving significant growth amid our rapid evolution is a testament to our execution strategy and the opportunity ahead, and we are more confident than ever,” said Marshall Chesrown, RumbleOn Founder and CEO. “With the launch of our new feature-rich website and mobile app, RumbleOn now offers its full suite of functionality for pre-owned cars and trucks, alongside powersport vehicles. The first – and only – platform enabling consumers to trade across different pre-owned vehicle segments. We expect to continue to deliver rapid growth and capture more market share by expanding our sales channels and delivering an incredible customer experience.”

Conference Call Details
RumbleOn’s management will host a conference call to discuss its financial results on Tuesday, May 14, 2019 at 8:00 a.m. Eastern Time. A live webcast of the call can be accessed from RumbleOn’s Investor Relations website. An archived version will be available on the website after the call. Investors and analysts can participate in the conference call by dialing (877) 273-6127, or (647) 689-5394 for callers outside of North America (conference ID: 4082522). A telephonic replay will be available through 11:59 p.m. Eastern Time on May 21, 2019, beginning two hours after the call ends. To listen to the replay please dial (800) 585-8367, or (416) 621-4642 for callers outside North America (conference ID: 4082522).

About RumbleOn:
RumbleOn (NASDAQ: RMBL) is an innovative e-commerce company whose mission is to simplify how dealers and consumers buy, sell, trade, or finance pre-owned vehicles through one online location. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For additional information, please visit RumbleOn’s website at www.RumbleOn.com. Also visit the Company on Facebook, LinkedIn, Twitter, Instagram, YouTube and Pinterest.

Forward-Looking Statements:
This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
The Blueshirt Group
Whitney Kukulka
investors@rumbleon.com

Press Contact:
RumbleOn
Martin McBride
Martin@rumbleon.com

Source: RumbleOn, Inc.